Exhibit 10.1

TILE SHOP HOLDINGS, INC.

14000 Carlson Parkway

Plymouth, Minnesota 55441

Kirk Geadelmann	June 30, 2014

3420 Kings Point Road

Excelsior, MN 55331

Dear Kirk:

We are delighted to offer you a position at Tile Shop Holdings, Inc. (the “Company”). This letter serves to confirm the terms of our offer of employment:

Position:	Chief Financial Officer

Start date:

August 12, 2014

Prior to your official start date, the employee will visit all Twin Cities metropolitan stores with members of the executive management team, visit one Distribution Center, visit our Lincoln Park, IL store, and will spend approximately 80 hours with the departing CFO to review quarter-end filings, investor presentations, meet with auditors and transition banking relationships, and review outstanding matters that will transition to the employee.

In addition, the employee will be available on Tuesday, July 22nd – which is the next regularly scheduled board meeting to meet board members that the employee has not met. Participation on the earnings call on Tuesday, July 29th will also be necessary in order to introduce the candidate to Wall Street investment analysts and the general investing public.

Status:	Full-time, Regular

Reporting to:

You will report to Chris Homeister, the COO, as he will direct your day-to-day responsibilities and you will work closely with other senior officers of the Company including Bob Rucker, the founder and CEO

Compensation:

Base salary (annualized) of $210,000, paid in accordance with the Company’s normal payroll procedures.

You should note that the Company may modify salaries and benefits from time to time as its Board of Directors or the Compensation Committee thereof deems necessary or appropriate, and all forms of compensation which are referred to in this offer letter are subject to applicable withholding and payroll taxes.

Bonus:

The Bonus opportunity would be 50% of pay and it would be based on achieving Company-wide goals and personal goals and objectives, pro-rated for the partial year during which you are employed by the Company.

For the 2014 calendar year and subsequent calendar years, and subject to approval of the Compensation Committee, you will be eligible for an annual cash bonus based on a combination of factors including 1) the Company achieving a target EBITDA level for 2014, as determined by the Compensation Committee prior to the beginning of the 2013 calendar year and 2) accomplishment of personal goals and objectives as agreed upon by you and the COO.

Benefits:	You will be eligible to receive the Company’s standard benefit package for employees of your level.

Stock Options:

Subject to approval by the Company’s Board of Directors, you will be granted options to purchase 100,000 shares of the Company’s common stock. The exercise price of the options will be the fair market value of the Company’s common stock as of the date of grant. These options will vest over a five year period and will otherwise be subject to the terms of the Company’s 2012 Equity Award Plan (the “Plan”) and your Stock Option Agreement entered into pursuant thereto. The options will vest evenly over the course of 5 years at 20% per year. The options will have a 7 year life upon issuance.

Vacation:	3 weeks

If a copy of your Social Security Card is not already on file with the Company, please provide the Company with your Social Security Card when you execute and return this letter.  We will make a copy of your card and it will be kept in your employee file for payroll purposes.

Please understand that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States, if you have not already done so. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Like all Company employees of your level, you will be required, as a condition of your employment with the Company, to sign the Company’s Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement, a copy of which is attached hereto as Exhibit A (the “Non-Competition and Non-Disclosure Agreement”).

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

To indicate your acceptance of our offer, please sign and date the attached Acceptance and Acknowledgement. This letter, along with the Company’s Non-Competition and Non-Disclosure Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an Officer of the Company and by you.

Kirk, we are looking forward to your arrival and expect your direct contributions to have a significant positive impact on the organization.

Chris Homeister, COO

TILE SHOP HOLDINGS, INC.

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer of employment from the Company as set forth in the offer letter dated June 30, 2014. I understand and acknowledge that my employment with the Company is for no particular duration and is at-will, meaning that I, or the Company, may terminate the employment relationship at any time, with or without cause and with or without prior notice. Additionally, I acknowledge that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and that my job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

I understand and agree that the terms and conditions set forth in the offer letter represent the entire agreement between the Company and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the offer letter, along with the Company’s Non-Competition and Non-Disclosure Agreement are the terms and conditions of my employment. No one other than an Officer of the Company is authorized to sign any employment or other agreement which modifies the terms of the offer letter and the Company’s Non-Competition and Non-Disclosure Agreement, and any such modification must be in writing and signed by such individual. I understand that the Company may modify salary and benefits as well as other plans and programs from time to time as its Board of Directors or the Compensation Committee thereof deems necessary or appropriate

Signature:	/s/ Kirk Geadelmann

Printed Name:	Kirk Geadelmann

Date:	June 30, 2014

EXHIBIT A

TILE SHOP HOLDINGS, inc.

NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND NONCOMPETITION AGREEMENT

THIS NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND NONCOMPETITION AGREEMENT (this “Agreement”) is made this the 30th day of June 2014, by and between Tile Shop Holdings, Inc., a Delaware corporation and its subsidiaries (collectively with any predecessors, successors, and assignees, the “Company”), and                   (“I” or “me”), to be effective on                 (the “Effective Date”).

In consideration of my engagement or continued engagement as an officer, employee, director, advisor, partner, independent contractor or consultant of the Company (an “Associate”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

1.     DEFINITIONS.

1.1.     “Affiliate” means any direct or indirect subsidiary of the Company.

1.2.     “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information concerning the business, business relationships and financial affairs of the Company or its Affiliates whether or not in writing and whether or not labeled or identified as confidential or proprietary. By way of illustration, but not limitation, Confidential Information includes: (a) Inventions and (b) research and development activities of the Company or its Affiliates, services and marketing plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, customer and supplier information and information disclosed to the Company or its Affiliates or to me by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company or its Affiliates.

1.3.     “Inventions” means all ideas, concepts, discoveries, inventions, developments, improvements, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, or licenses to use (whether or not patentable or registrable under copyright or similar statutes), that are or were made, conceived, devised, invented, developed or reduced to practice or tangible medium by me, either alone or jointly with others (a) during any period that I am an Associate of the Company, whether or not during normal working hours or on the premises of the Company, which relate, directly or indirectly, to the business of the Company or its Affiliates, (b) at the request of or for the benefit of the Company during any period prior to my engagement as an Associate of the Company which relate, directly or indirectly, to the business of the Company or its Affiliates, or (c) which arise out of, or are incidental to, my engagement as an Associate of the Company.

1.4.     “Prior Inventions” means any inventions made, conceived, devised, invented, developed or first reduced to practice by me, under my direction or jointly with others prior to the date of this Agreement and which do not constitute Inventions within the meaning of Section 1.3 above.

1.5.     “Third Party Information” means any confidential or proprietary information received by the Company or its Affiliates from third parties.

2.     CONFIDENTIALITY.

2.1.     Recognition of the Company’s Rights. I understand that the Company continually obtains and develops valuable Confidential Information which may or has become known to me in connection with my engagement as an Associate of the Company. I acknowledge that all Confidential Information is and shall remain the exclusive property of the Company or the third party providing such Confidential Information to myself, the Company, or the Company’s Affiliates.

2.2.     Nondisclosure of Confidential Information. I agree that during the term of my engagement as an Associate of the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, publish or otherwise make available to any third party (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company), any Confidential Information of the Company, except as such disclosure, use or publication may be required in connection with my work for the Company, or as expressly authorized in writing by an executive officer of the Company. I agree that I shall use such Confidential Information only in the performance of my duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. I agree not to use such Confidential Information for my own benefit or for the benefit of any other person or business entity.

2.3.     Third Party Information. In addition, I understand that the Company has received and in the future will receive Third Party Information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my engagement as an Associate of the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with the performance of their duties for the Company) or use any Third Party Information, except as such disclosure or use may be required in connection with the performance of my duties for the Company, or as expressly authorized in writing by an executive officer of the Company.

2.4.     Exceptions. My obligations under Sections 2.2 and 2.3 hereof shall not apply to the extent that certain Confidential Information: (a) is or becomes generally known within the Company’s industry through no fault of mine; (b) was known to me at the time it was disclosed as evidenced by my written records at the time of disclosure; (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company or the Company’s Affiliates and who imposes no obligation of confidence to me, the Company, or the Company’s Affiliates; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

2.5.     Protection and Return of Confidential Information. I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in my possession and not to remove any materials containing Confidential Information from the premises of the Company, except to the extent necessary in the performance of my duties for the Company or unless expressly authorized in writing by an executive officer of the Company. Upon the termination of my engagement as an Associate of the Company, or at any time upon the Company’s request, I shall return immediately to the Company any and all notes, memoranda, specifications, devices, formulas and documents, together with copies thereof, and any other material containing or disclosing any Confidential Information of the Company or Third Party Information then in my possession or under my control.

3.     Assignment of Inventions.

3.1.     Ownership of Inventions. I acknowledge that all Inventions already existing at the date of this Agreement or which arise after the date of this Agreement, belong to and are the absolute property of the Company and will not be used by me for any purpose other than carrying out my duties as an Associate of the Company.

3.2.     Assignment of Inventions; Enforcement of Rights. Subject to Section 3.6, I hereby assign and agree to assign in the future to the Company all of my right, title and interest to any and all Inventions and any and all related patent rights, copyrights and applications and registrations therefore. I also agree to assign all my right, title and interest in and to any particular Inventions to a third party as directed by the Company. During and after my engagement as an Associate of the Company, I shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and I shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period following the Company’s request. I understand that, to the extent this Agreement shall be construed in accordance with the laws of any country or state which limits the assignability to the Company of certain inventions, this Agreement shall be interpreted not to apply to any such invention which a court rules or the Company agrees is subject to such limitation.

3.3.     Works for Hire. I acknowledge that all original works of authorship made by me (solely or jointly with others) within the scope of my engagement as an Associate of the Company or any prior engagement by the Company, which are protectable by copyright are intended to be “works made for hire”, as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and shall be the property of the Company and the Company shall be the sole author within the meaning of the Act. If the copyright to any such copyrightable work shall not be the property of the Company by operation of law, I will, without further consideration, assign to the Company all of my right, title and interest in such copyrightable work and will cooperate with the Company and its designees, at the Company’s expense, to secure, maintain and defend for the Company’s benefit copyrights and any extensions and renewals thereof on any and all such work. I hereby waive all claims to moral rights in any Inventions.

3.4.     Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions made by me during the period of my engagement as an Associate of the Company or any prior engagement by the Company, which records shall be available to and remain the sole property of the Company at all times.

3.5.     Obligation to Keep Company Informed. During the period of my engagement as an Associate of the Company, and for six (6) months after termination of my engagement as an Associate of the Company, I agree to promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of my engagement as an Associate of the Company..

3.6.     Prior Inventions. I further represent that the attached Schedule A contains a complete list of all Prior Inventions. Such Prior Inventions are considered to be my property or the property of third parties and are not assigned to the Company hereunder. If there is no such Schedule A attached hereto, I represent that there are no such Prior Inventions. If I am claiming any Prior Inventions on Schedule A, I agree that, if in the course of my engagement as an Associate of the Company or any prior engagement by the Company, I incorporate any Prior Invention into a Company product, process or machine, the Company shall automatically be granted and shall have a non-exclusive, royalty-free, irrevocable, transferable, perpetual, world-wide license (with rights to sublicense) to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or machine. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

4.     Other Agreements.

4.1.     No Conflicting Obligations. I hereby represent to the Company that, except as identified on Schedule B, I am not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of my duties and obligations to the Company (including my duties and obligations under this or any other agreement with the Company) during my engagement as an Associate of the Company. I agree I will not enter into, any agreement either written or oral that conflicts with this Agreement.

4.2.     No Improper Use of Information of Prior Employers or Others. I understand that the Company does not desire to acquire from me any trade secrets, know-how or confidential business information I may have acquired from others. Therefore, I agree during my engagement as an Associate of the Company, I will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom I have an agreement or to whom I owe a duty to keep such information in confidence. Those persons or entities with whom I have such agreements or to whom I owe such a duty are identified on Schedule B.

5.     Non-Competition. I agree that while I am engaged as an Associate of the Company and for a period of one (1) year after termination or cessation of such engagement for any reason, I shall not, without the Company’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any other capacity with, any business enterprise (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) (a) engage in direct or indirect competition with the Company or its Affiliates, (b) conduct a business of the type or character engaged in by the Company or its Affiliates at the time of termination or cessation of my engagement as an Associate of the Company, or (c) develop products or services competitive with those of the Company or its Affiliates.

6.     General non-solicitation. I agree that while I am engaged as an Associate of the Company and for a period of one (1) year after termination or cessation of such engagement for any reason, I shall not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its Affiliates which were contacted, solicited or served by me while I was engaged as an Associate of the Company or any Affiliate.

7.     Non-solicitation of Employees And ConsultantS. I agree that while I am engaged as an Associate of the Company and for a period of one (1) year after termination or cessation of such engagement for any reason, I shall not directly or indirectly hire, recruit, or solicit any employee, independent contractor or consultant of the Company or its Affiliates, or induce or attempt to induce any employee independent contractor or consultant of the Company or its Affiliates to discontinue his or her relationship with the Company or its Affiliates.

8.     Notice of Subsequent Employment OR engagement. I shall, for a period of one (1) year after the termination or cessation of my engagement as an Associate of the Company, notify the Company of any change of address, and of any subsequent employment or engagement (stating the name and address of the employer and the nature of the position) or any other business activity.

9.     General.

9.1.     Assignment; Successors and Assigns. This Agreement may not be assigned by either party except that the Company may assign this Agreement to any Affiliate or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

9.2.     Entire Agreement. The obligations pursuant to Sections 2 and 3 of this Agreement shall apply to any time during which I was previously engaged as an Associate of the Company, or am in the future engaged as an Associate of the Company or any Affiliate if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

9.3.     Severability. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation without violation of such obligation.

9.4.     Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion if effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.5.     Employment. I understand that this Agreement does not constitute a contract of employment or create an obligation on the part of the Company to continue my employment (if any) with the Company. I understand that my employment (if any) is “at will” and that my obligations under this Agreement shall not be affected by any change in my position, title or function with, or compensation, by the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

9.6.     Legal and Equitable Remedies. I acknowledge that (a) the business of the Company and its Affiliates is global in scope and its services may be marketed and sold throughout the world; (b) the Company and its Affiliates compete with other businesses that are or could be located in any part of the world; (c) the Company has required that I make the covenants contained in this Agreement as a condition to my engagement as an Associate of the Company; and (d) the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its Affiliates and are reasonable for such purpose. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and its Affiliates and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by myself of all costs incurred by the Company in enforcing of the provisions of this Agreement, including reasonable attorneys’ fees. I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

9.7.     Governing Law. This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any action, suit or other legal proceeding which I may commence to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within the State of Delaware), and I hereby consent to the jurisdiction of such court with respect to any action, suit or proceeding commenced in such court by the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written as an instrument under seal.

ASSOCIATE

/s/ Kirk Geadelmann
Kirk Geadelmann

TILE SHOP HOLDINGS, INC.

By:	/s/ Chris Homeister
Name:	Chris Homeister
Title:	Chief Operating Officer

Schedule A

List all Prior Inventions

Schedule B

List any and all Conflicting Obligations